Exhibit 10.1

CREDIT FACILITY AGREEMENT

THIS CREDIT FACILITY AGREEMENT (this “Agreement”), dated and effective April 24, 2024 (the “Effective Date”), is made between Alset Inc., a company incorporated under the laws of the State of Texas, having its principal office at 4800 Montgomery Lane Suite 210, Bethesda, MD 20814 and/or its successors and assigns (the “Lender”) and HWH International Inc., a company incorporated under the laws of the State of Delaware, having its principal office at 4800 Montgomery Lane Suite 210, Bethesda, MD 20814 (the “Borrower”). The Borrower and the Lender may also be individually known herein as a “Party”, and collectively be known herein as the “Parties”.

WHEREAS, the Lender desires to provide to the Borrower and the Borrower desires to receive from the Lender a line of credit facility (the “Credit Facility”) that provides a maximum, aggregate credit line of up to One Million United States Dollars (US$1,000,000.00) (the “Credit Line Amount” being the maximum possible principal of the Credit Facility) and to do so pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein, the Parties hereto agree as follows:

1. Line of Credit. On the Effective Date, the Lender shall extend to the Borrower a credit line for a maximum amount equal to an amount not exceeding the Credit Line Amount. From time to time during the term of this Agreement, the Borrower may request an advance on the Credit Facility (each being an “Advance Request”) from the Lender. Any advance of money under the Credit Facility by the Lender to the Borrower will be referred to as an “Advance”. The Lender will advise the Borrower within three (3) Business Days after receipt of an Advance Request if the Lender will make an Advance to the Borrower and the amount of the Advance. The Lender may refuse any Advance Request made by the Borrower without cause and without explanation or offer to fund an amount less than requested by the Borrower. Neither this Agreement nor any provision herein will obligate the Lender to approve any Advance Request. If the Lender approves any Advance Request, the advance of money under that Advance Request will be made within seven (7) Business Days after approval of the Advance Request by the Lender, as the case may be, by wire transfer to the Borrower’s designated bank account. The “Business Day” shall mean any day of the week other than Saturday, Sunday or other day that is recognized as a holiday in the United States of America (US).

2. Interest. Each Advance shall bear a simple interest rate of three percent (3%) per annum (based upon a 365-day or 366-day year).

3. Repayment. Each Advance and all accrued but unpaid interest on the Credit Facility (the “Principal Indebtedness”) thereon shall, at the discretion of the Lender, be due and payable, in cash, on the first (1st) anniversary of the Effective Date (the “Advance Maturity Date”). An Advance Maturity Date may be extended by the Lender who made the Advance for a one-time extension not to exceed the thirty (30) consecutive days immediately following the Advance Maturity Date. Each Advance shall not be secured by a lien or other encumbrance on any Borrower assets (including, without limitation, ownership interests in the Borrower’s subsidiaries or assets of any of Borrower’s subsidiaries) but shall be solely a general unsecured debt obligation of the Borrower.

4. Prepayment. The Borrower may, at its option, at any time during the term of this Agreement, prepay a portion or all amounts of the Principal Indebtedness to the Lender, without incurring penalties, additional interest, or other fees or charges.

5. Event of Default. The occurrence of any of the following events shall constitute a default under and material breach of this Agreement by the Borrower (the “Event of Default”):

(a) The failure of the Borrower to pay when due any Advance or interest on the Credit Facility or other charge with respect to the Principal Indebtedness, or the amount of any fee or payment required of Borrower under this Agreement.

(b) The Borrower seeks an order of relief from creditors under the bankruptcy laws of US and the petition for relief is not dismissed or withdrawn within sixty (60) days of filing, and the Lender shall be immediately notified in writing.

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(c) A tax lien by a Governmental Authority with competent jurisdiction is filed against the assets of the Borrower and the tax lien is for an obligation in excess of US$100,000.00, and the Lender shall be immediately notified in writing.

(d) The Borrower’s board of directors and shareholders approve resolutions to completely dissolve the Borrower, and the Lender shall be immediately notified in writing.

(e) The Borrower ceases to conduct operations for more than ninety (90) consecutive days and the cessation of operations is not due to circumstances beyond the Borrower’s control, and the Lender shall be immediately notified in writing.

(f) The Borrower’s operating subsidiaries assign all or substantially all of their aggregate operating assets for the benefit of their creditors, and the assignment is not in accordance with an agreement or plan approved by the Borrower as a shareholder or partner or member of the operating subsidiaries, and the Lender shall be immediately notified in writing.

(g) A civil judgment is ordered or granted by a court of competent jurisdiction in favor of a third-party against the Borrower in a judgment amount in excess of US$100,000.00 and that civil judgment is not settled, paid in full, waived or appealed by the Borrower within sixty (60) days of entry of judgment by the court, and the Lender shall be immediately notified in writing.

6. Additional Provisions Regarding an Event of Default.

(a) Cure of Default. Upon occurrence of an Event of Default, the Lender shall give the Borrower written notice of default. The Borrower shall have ten (10) Business Days after receipt of written notice of default from the Lender to cure the Event of Default. If the Event of Default is due solely to the Borrower’s failure to make timely payment required under this Agreement, the Borrower may cure the Event of Default by making full payment of the past due amount. Any Event of Default by the Borrower which is not cured within ten (10) Business Days after receiving a written notice of default from the Lender constitutes a material breach of this Agreement by the Borrower.

(b) Indemnification. The Borrower agrees to indemnify, defend and hold the Lender or any other Person assigned by the Lender or representing the Lender (each, an “Indemnified Person”) harmless against: (i) all Borrower’s demands, claims, liabilities and obligations to pay when due any debts, principal, interest, fees, expenses, and other amounts the Borrower owes the Lender now or later, whether under this Agreement, or otherwise, including, without limitation, all obligations, liabilities, or obligations of the Borrower assigned to the Lender, and to perform Borrower’s duties under this Agreement (collectively, the “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (ii) all losses or expenses in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between the Lender and the Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct. This Clause 6(b) shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

(c) Remedies upon an Event of Default. Upon the occurrence and during the continuance of an Event of Default that is not timely cured in accordance with this Agreement, or waived by the Lender, any Advance, interest on the Credit Facility, other charge with respect to the Principal Indebtedness and all late charges for past due sums due hereunder shall become immediately due and payable to the Lender.

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(d) Certain Terms Defined. “Person(s)” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity. “Governmental Authority” means the government of the US or any other nation, or of any political subdivision thereof, whether state or county or provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government. “Law(s)” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law. “Organization Documents” means (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-US jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-US jurisdiction); and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity. “Material Adverse Effect” means (i) a material adverse change in, or a material adverse effect upon, the financial condition of the Borrower and its operating subsidiaries, taken as a whole; (ii) a material impairment of the ability of the Borrower to perform its obligations under any loan or credit facility agreement to which it is a party; or (iii) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any loan or credit facility agreement to which it is a party.

7. Representations by the Borrower. The Borrower represents to the Lender as follows:

(a) Existence, Qualification and Power. The Borrower (i) is duly organized or formed, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization; and (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under this Agreement.

(b) Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms of any of the Organization Documents of the Borrower; (ii) conflict with or result in any breach or contravention of any material contractual obligation to which the Borrower is a party or that is affecting the Borrower or the properties of the Borrower; or (iii) violate any Laws, where such violations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement other than (i) those that have already been obtained and are in full force and effect; and (ii) approvals, consents, exemptions, authorizations, actions and notices the absence of which would not reasonably be expected to result in a “Material Adverse Effect” (as defined herein).

(d) Binding Effect. This Agreement will have been duly executed and delivered by the Borrower. This Agreement shall constitute a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(e) Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its subsidiaries that (i) either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect and that has not been publicly disclosed prior to the Effective Date; or (ii) purport to enjoin or restrain the execution or delivery of this Agreement, or any of the transactions contemplated hereby.

(f) Investment Company Act. The Borrower is not and is not required to be registered as an “investment company” under the Investment Company Act of 1940.

(g) Compliance with Laws. Each of the Borrower and its operating subsidiaries is in compliance in all material respects with the requirements of all Laws, except in such instances in which (i) such requirement of Laws is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

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(h) Anti-Corruption. (i) Neither the Borrower nor any of its operating subsidiaries is in violation of the US Foreign Corrupt Practices Act of 1977, or other similar anti-corruption legislation in other jurisdictions applicable to the Borrower or any operating subsidiary from time to time, the effect of which is or would reasonably be expected to be material to the Borrower and its operating subsidiaries taken as a whole; and (ii) the Borrower has instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with such laws.

(i) Sanctions. Neither the Borrower nor any of its operating subsidiaries, nor, to the knowledge of the Borrower, any director, officer or (other than with respect to this Clause 7(i)(iii) below) employee thereof, is an individual or entity that is (i) currently the subject or target of any sanctions; (ii) included on the Office of Foreign Assets Control (OFAC)’s List of Specially Designated Nationals, or any similar list enforced by the US federal government (including OFAC); or (iii) located, organized or resident in a Designated Jurisdiction.

(j) Financial Statements. The Borrower’s financial statements, as set forth in its filings with the SEC, are complete and accurate as of the dates stated and as required and to the extent required by applicable US accounting standards.

(k) Use of Proceeds. The sums loaned under this Agreement shall be used for general working capital and payment of interest accrued hereunder on Advance.

8. Representations by the Lender. The Lender represents to the Borrower as follows:

(a) Existence, Qualification and Power. The Lender (i) is duly organized or formed, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization; and (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under this Agreement.

(b) No Lien. There is no lien on sums loaned hereunder and no third-party restrictions on the making of the Credit Facility under this Agreement.

9. Entire Agreement. This Agreement sets forth the entire agreement between the Parties with regard to the subject matter hereof. All prior agreements, representations and warranties, express or implied, oral or written, with respect to the subject matter hereof, are superseded by this Agreement.

10. Severability. In the event any provision of this Agreement is deemed to be void, invalid, or unenforceable, that provision shall be severed from the remainder of this Agreement so as not to cause the invalidity or unenforceability of the remainder of this Agreement. All remaining provisions of this Agreement shall then continue in full force and effect. If any provision shall be deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope and breadth permitted by Laws.

11. Modification. Except as otherwise provided in this Agreement, this Agreement may be modified, superseded, or voided only upon the written and signed agreement of the Parties.

12. Exclusive Jurisdiction. Any action or proceeding arising out of or relating to this Agreement shall be brought in the state courts of the State of Delaware or in the US District Court for the District of Delaware (if any Party to such action or proceeding has or can acquire jurisdiction) (said courts being collectively referred to as the “Delaware Courts”), and each of the Parties irrevocably submits to the exclusive jurisdiction of each of the Delaware Courts in any such action or proceeding, waives any objection it or he may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the action or proceeding shall be heard and determined only by Delaware Courts and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court or courts. The Parties agree that any of them may file a copy of this Clause with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties (hereto and thereto) irrevocably to waive any objections to venue or to convenience of forum. Process in any action or proceeding referred to in the first sentence of this Clause may be served on any Party to this Agreement anywhere in the world.

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13. WAIVER OF JURY TRIAL. EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAWS) ANY RIGHT IT OR HE MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY IN DELAWARE COURTS.

14. Governing Law. This Agreement shall be interpreted under, and governed by, the laws of the State of Delaware, without reference to any conflict or choice of law rules or doctrines of the State of Delaware.

15. Counterparts. This Agreement may be executed by one or more of the Parties on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument and agreement. Delivery of an executed counterpart to this Agreement by facsimile transmission or by electronic mail in pdf. format shall be as effective as delivery of a manually executed counterpart hereof. Each Party agrees that the electronic signatures, whether digital or encrypted, of the Parties are intended to authenticate this writing and to have the same force and effect as manual signatures. Electronic signature and, when used elsewhere in this Agreement, “electronic transmission,” means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a Party with the intent to sign such record, including facsimile or email electronic signatures.

16. SEC Filing. The Parties agree, understand and acknowledge that the Borrower is obligated to report this Agreement in a filing with the SEC and file a copy of this Agreement with that filing.

17. Assignment; Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without prior written consent of the Lender. This Agreement and any of the rights, interests, or obligations incurred hereunder, in part or as a whole, at any time with effect from the Effective Date, are freely assignable by the Lender.

18. Survival of Representations and Warranties. All representations and warranties made hereunder or any other documents delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties shall continue in full force and effect as long as any Advance or interest accrued thereon shall remain unpaid but shall expire upon payment in full of those amounts.

19. No Waiver; Cumulative Remedies; Enforcement. No failure by the Lender to exercise and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Agreement, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Laws. Without limiting the generality of the foregoing, the execution and delivery of this Agreement shall not be construed as a waiver of any default by the Lender.

20. Definitions. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns; (c) the words “hereto”, “herein”, “hereof” and “hereunder”, and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision thereof; (d) all references in this Agreement to Paragraphs, Sections and Clauses shall be construed to refer to paragraphs, sections and clauses of this Agreement; (e) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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21. Notices. All notices, consents, requests, approvals, demands, or other communication by any Party to this Agreement must be in writing and shall be deemed to have been validly served, given or delivered: (a) upon the earlier of actual receipt and five (5) Business Days after deposit with the United States Postal Service, registered or certified mail and return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail and with confirmation of receipt by the Borrower; (c) three (3) Business Days after deposit with a reputable overnight courier with all charges prepaid and receipt signature required; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the Party to be notified and sent to the address or email address indicated below; provided that, for this Clause 21(b), if such notice, consent, request, approval, demand or other communication is not sent during the normal business hours of the recipient, it shall be deemed to have been sent at the opening of business on the next Business Day of the recipient. Either Party may change its mailing or electronic mail address by giving the other Party written notice thereof in accordance with the terms of this Clause. Addresses for notices are:

To the Borrower:

HWH International Inc.

Attn: John “JT” Thatch

Address: 4800 Montgomery Lane Suite 210, Bethesda, MD 20814

Email: jt@hwhintl.com

To the Lender:

Alset Inc.

Attn: Lui Wai Leung Alan

Address: 9 Temasek Boulevard #16-04, Suntec Tower Two, Singapore 038989

Email: alan@alsetinternational.com

[Signature Page Follows.]

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IN WITNESS WHEREOF and acknowledging acceptance and agreement of the foregoing, the Borrower and the Lender affix their signatures hereto.

Signed by the Borrower:

HWH INTERNATIONAL INC.

By:	/s/ John “JT” Thatch
Name:	John “JT” Thatch
Title:	Chief Executive Officer

Signed by the Lender:

ALSET INC.

By:	/s/ Lui Wai Leung Alan
Name:	Lui Wai Leung Alan
Title:	Co-Chief Financial Officer

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